Exhibit 99.1

Lantheus Reports First Quarter 2023 Financial Results
•Worldwide revenue of $300.8 million for the first quarter 2023, representing an increase of 44.0% from the prior year period
•GAAP net loss of $2.8 million for the first quarter 2023, compared to GAAP net income of $43.0 million in the prior year period
•GAAP fully diluted net loss per share of $.04 for the first quarter 2023, compared to GAAP fully diluted net income per share of $0.61 in the prior year period; adjusted fully diluted net income per share of $1.47 for the first quarter 2023, compared to adjusted fully diluted net income per share of $0.97 in the prior year period
•Net cash provided by operating activities was $108.5 million for the first quarter 2023. Free cash flow was $99.3 million in the first quarter 2023
•The Company provides second quarter 2023 revenue and adjusted diluted earnings per share guidance; increases full year guidance
BEDFORD, Mass., May 4, 2023 (GLOBE NEWSWIRE) -- Lantheus Holdings, Inc. (the Company) (NASDAQ: LNTH), a company committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease, today reported financial results for its first quarter ended March 31, 2023.
The Company’s worldwide revenue for the first quarter of 2023 totaled $300.8 million, compared with $208.9 million for the first quarter of 2022, representing an increase of 44.0% over the prior year period.
The Company’s first quarter 2023 GAAP net loss was $2.8 million, or $0.04 per fully diluted share, as compared to GAAP net income of $43.0 million, or $0.61 per fully diluted share for the first quarter of 2022.
The Company’s first quarter 2023 adjusted fully diluted net income per share, or earnings per share (“EPS”), was $1.47, as compared to $0.97 for the first quarter of 2022, representing an increase of approximately $0.50 from the prior year period.
Lastly, net cash provided by operating activities was $108.5 million for the first quarter 2023. Free Cash Flow was $99.3 million in the first quarter of 2023, representing an increase of approximately $92.3 million from the prior year period.
“As an innovation driven leader committed to bringing novel radiopharmaceuticals to the healthcare community, we are proud of the positive impact we have made in the lives of more than 1.5 million patients during the first quarter of 2023,” said Mary Anne Heino, Chief Executive Officer of Lantheus. “We delivered record quarterly revenues driven by the success of PSMA PET with PYLARIFY, as well as the increasing utilization of DEFINITY. We continue to meet important milestones not only with our commercial products but also with our late-stage pipeline. We are excited to continue in our purpose to make a positive impact on the lives of patients in need, while continuing to deliver value for all stakeholders.”
The Company updates its guidance for full year 2023 and offers the following guidance for the second quarter:

	Guidance Issued May 4, 2023	Previous Guidance Issued February 23, 2023
Q2 FY 2023 Revenue	$300 million - $310 million	N/A
Q2 FY 2023 Adjusted Fully Diluted EPS	$1.25 - $1.33	N/A
	Guidance Issued May 4, 2023	FY Guidance Issued February 23, 2022
FY 2023 Revenue	$1.23 billion - $1.27 billion	$1.14 billion - $1.16 billion
FY 2023 Adjusted Fully Diluted EPS	$5.45 - $5.70	$4.95 - $5.10
On a forward-looking basis, the Company does not provide GAAP income per common share guidance or a reconciliation of adjusted fully diluted EPS to GAAP income per common share because the Company is unable to predict with reasonable certainty business development and acquisition related expenses, purchase accounting fair value adjustments, and any one-time, non-recurring charges. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. As a result, it is the Company’s view that a quantitative reconciliation of adjusted fully diluted EPS on a forward-looking basis is not available without unreasonable effort.

Internet Posting of Information
The Company routinely posts information that may be important to investors in the “Investors” section of its website at www.lantheus.com. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.
Conference Call and Webcast
As previously announced, the Company will host a conference call and webcast on Thursday, May 4, 2023, at 8:00 a.m. ET. To access the conference call or webcast, participants should register online at https://investor.lantheus.com/news-events/calendar-of-events.
A replay will be available approximately two hours after completion of the webcast and will be archived on the same web page for at least 30 days.
The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.
The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.
About Lantheus Holdings, Inc.
With more than 65 years of experience in delivering life-changing science, Lantheus is committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease. Lantheus is headquartered in Massachusetts and has offices in New Jersey, Canada and Sweden. For more information, visit www.lantheus.com.
Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, such as adjusted net income and its line components; adjusted net income per share - fully diluted; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. However, these measures may exclude items that may be highly variable, difficult to predict and of a size that could have a substantial impact on the Company’s reported results of operations for a particular period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.
Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “introduce,” “may,” “momentum,” “plan,” “predict,” “progress,” “project,” “promising,” “should,” “target,” “will,” “would” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include: (i) continued market expansion and penetration for our established commercial products, particularly PYLARIFY and DEFINITY, in the face of competition; (ii) our ability to have third parties manufacture our products and our ability to manufacture DEFINITY in our in-house manufacturing facility; (iii) the global availability of Molybdenum-99 (“Mo-99”) and other raw material and key components; (iv) the efforts and timing for clinical development, regulatory approval and successful commercialization of our product candidates and new clinical applications and territories for our products, in each case, that we or our strategic partners may undertake; (v) our strategies, future prospects, and our projected growth, including revenue related to our collaboration agreements with POINT Biopharma Global Inc.; (vi) our ability to successfully continue existing clinical development partnerships using MK-6240 as a research tool and to further develop and commercialize such research tool; (vii) our ability to identify and acquire or in-license additional diagnostic and therapeutic product opportunities in oncology and other strategic areas; and (viii) the risk and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

- Tables Follow -

Lantheus Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data – unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$300,784	$208,880
Cost of goods sold	223,708	79,810
Gross profit	77,076	129,070
Operating expenses
Sales and marketing	32,617	20,354
General and administrative	23,271	37,588
Research and development	30,532	12,203
Total operating expenses	86,420	70,145
Operating (loss) income	(9,344)	58,925
Interest expense	4,991	1,509
Other income	(3,231)	(485)
(Loss) income before income taxes	(11,104)	57,901
Income tax (benefit) expense	(8,297)	14,939
Net (loss) income	$(2,807)	$42,962
Net (loss) income per common share:
Basic	$(0.04)	$0.63
Diluted	$(0.04)	$0.61
Weighted-average common shares outstanding:
Basic	67,749	68,008
Diluted	67,749	70,051

Lantheus Holdings, Inc.
Consolidated Revenues Analysis
(in thousands – unaudited)

	Three Months Ended March 31,
	2023	2022	% Change
PYLARIFY	$195,470	$92,777	110.7%
Other radiopharmaceutical oncology	717	1,327	(46.0)%
Total radiopharmaceutical oncology	196,187	94,104	108.5%
DEFINITY	68,824	58,328	18.0%
TechneLite	20,986	22,605	(7.2)%
Other precision diagnostics	5,807	5,265	10.3%
Total precision diagnostics	95,617	86,198	10.9%
Strategic partnerships and other revenue	8,980	28,578	(68.6)%
Total revenues	$300,784	$208,880	44.0%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data – unaudited)

	Three Months Ended March 31,
	2023	2022
Net (loss) income	$(2,807)	$42,962
Stock and incentive plan compensation	9,667	5,623
Amortization of acquired intangible assets	11,099	8,306
Campus consolidation costs	1,459	—
Contingent consideration fair value adjustments	(1,400)	18,400
Non-recurring refinancing related fees	261	—
Non-recurring fees	(2,734)	(732)
Acquisition-related costs	169	447
Impairment of long-lived assets	132,052	—
ARO Acceleration and other related costs	148	1,591
Other	625	129
Income tax effect of non-GAAP adjustments(b)	(46,376)	(8,896)
Adjusted net income	$102,163	$67,830
Adjusted net income, as a percentage of revenues	34.0%	32.5%

	Three Months Ended March 31,
	2023	2022
Net (loss) income per share - diluted	$(0.04)	$0.61
Stock and incentive plan compensation	0.14	0.08
Amortization of acquired intangible assets	0.16	0.12
Campus consolidation costs	0.02	—
Contingent consideration fair value adjustments	(0.02)	0.26
Non-recurring fees	(0.04)	(0.01)
Acquisition-related costs	—	0.01
Impairment of long-lived assets	1.89	—
ARO Acceleration and other related costs	—	0.02
Other(a)	0.03	—
Income tax effect of non-GAAP adjustments(b)	(0.67)	(0.12)
Adjusted net income per share - diluted	$1.47	$0.97
Weighted-average common shares outstanding - diluted	69,728	70,051
(a)This effect includes an adjustment related to the increase from basic to diluted shares as the Company changed from GAAP net loss to non-GAAP adjusted net income for the three months ended March 31, 2023.
(b)The income tax effect of the adjustments between GAAP net loss and non-GAAP adjusted net income takes into account the tax treatment and related tax rate that apply to each adjustment in the applicable tax jurisdiction.

Lantheus Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands – unaudited)

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$108,500	$10,264
Capital expenditures	(9,168)	(3,190)
Free cash flow	$99,332	$7,074

Net cash used in investing activities	$(44,513)	$(1,390)
Net cash used in financing activities	$(8,669)	$(2,179)

Lantheus Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands – unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$470,863	$415,652
Accounts receivable, net	242,106	213,397
Inventory	42,156	35,475
Other current assets	10,949	13,092
Assets held for sale	7,200	—
Total current assets	773,274	677,616
Property, plant and equipment, net	127,478	122,166
Intangibles, net	219,863	315,285
Goodwill	61,189	61,189
Deferred tax assets, net	133,874	110,647
Other long-term assets	33,606	34,355
Total assets	$1,349,284	$1,321,258
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt and other borrowings	$422	$354
Accounts payable	30,798	20,563
Short-term contingent liability	99,700	99,700
Accrued expenses and other liabilities	145,468	127,084
Total current liabilities	276,388	247,701
Asset retirement obligations	22,636	22,543
Long-term debt, net and other borrowings	558,536	557,712
Other long-term liabilities	46,208	46,155
Total liabilities	903,768	874,111
Total stockholders’ equity	445,516	447,147
Total liabilities and stockholders’ equity	$1,349,284	$1,321,258

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Contacts:
Mark Kinarney
Vice President, Investor Relations
978-671-8842
ir@lantheus.com

Melissa Downs
Senior Director, Corporate Communications
646-975-2533
media@lantheus.com